EXHIBIT 99.1

For Immediate Release

Crown Media Holdings to Continue to Operate Channels

Solid Fundamentals Provide Positive Long-Term Outlook

STUDIO CITY, CA. – April 17, 2006 - Crown Media Holdings, Inc. (NASDAQ: CRWN), owner and operator of Hallmark Channel, today announced that after extensive review of strategic alternatives including a possible sale of the Company, the Board of Directors has decided to terminate this process and fully commit the Company’s resources to continuing to operate its channels and its VOD and HD programming services.

 “We worked diligently with the Special Committee and our financial advisors to evaluate various strategic initiatives” stated David Evans, President and CEO. “Ultimately the Board determined that the greatest value for our shareholders will be derived by our continued operation of our business. Given the record ratings results, subscriber growth, and solid advertising and subscriber fee revenue increases we have been able to achieve, we believe that the underlying business fundamentals are in place to enhance the value of Crown Media by building a more successful business. Our results in the first quarter continue to reflect the success of our programming strategy and subscriber expansion as we solidify our appeal to viewers and advertisers on a broad national level.”

“Our management team is prepared to meet the challenges ahead with the talent and experience that have made us a top ten cable channel with over 72 million subscribers. We intend to implement cost saving strategies and emphasize programming and marketing promotions to continue our efforts to target a younger audience. We have initiated discussions with our distributor partners in order to renew our licenses and intend to aggressively pursue those renewals on favorable terms. We will continue to pursue opportunities to improve our capital structure. We are extremely pleased to have the support of our partners as we work together to operate the business on a long-term basis.”

Hallmark Cards, Inc., which owns 67% of Crown Media, has indicated its continuing support of the channel by agreeing to extend its trademark license agreement with Crown Media. “We are proud to be associated with a channel with such strong ratings and advertiser support.” said Don Hall, Jr., President and CEO of Hallmark Cards, Inc. “Our relationship with Crown Media has been mutually beneficial. Crown Media has been able to leverage the consumer recognition and strength of the Hallmark brand and together we have collaborated on successful co-marketing programs between Hallmark Channel and the more than 4,000 Hallmark Gold Crown stores.”

The Company announced in August 2005 that its Board of Directors had authorized management to explore strategic alternatives for the Company. After pursuing a number of alternatives and meeting with interested parties, the Company and the Special Committee of the Board has determined that the best course of action at this time is to continue to operate the business. The Company will continue to explore ways in which it can improve its capital structure.

Conference Call and Webcast to be Held Monday, April 17th at 4:00 p.m. ET

Crown Media Holdings’ management will conduct a conference call this afternoon at 4:00 p.m. Eastern Time to discuss this announcement. Investors and interested parties may listen to the call via a live webcast accessible through the investor relations’ section of the Company’s web site at www.hallmarkchannel.com, or by dialing (800) 688-0796 (Domestic) or (617) 614-4070 (International) and requesting the “Crown Media Investor Call”. For those listeners accessing the call through the Company’s website, please register and download audio software at the site at least 15 minutes prior to the start time. The webcast will be archived on the site, while a telephone replay of the call is available for 7 days beginning at 6:00 p.m. Eastern Time, April 17, at 888-286-8010 or 617-801-6888 (international callers), using reservation number 34968282.

About Crown Media Holdings

Crown Media Holdings, Inc. (NASDAQ: CRWN) owns and operates cable television channels dedicated to high quality, broad appeal, entertainment programming. The Company currently operates and distributes the Hallmark Channel in the U.S. to over 72 million subscribers. The program service is distributed in over 5,300 cable systems and communities as well as direct-to-home satellite services across the country.  In 2005, Crown launched its second 24-hour linear channel, Hallmark Movie Channel. Through its subsidiary, Crown Media Distribution, LLC, Crown also distributes titles in the U.S. from its award-winning collection of movies, mini-series and films for exhibition in a variety of television media including broadcast, cable, video-on-demand and high definition television. Significant investors in Crown Media Holdings include: Hallmark Entertainment Holdings, Inc., a subsidiary of Hallmark Cards, Incorporated, Liberty Media Corp., and J.P. Morgan Partners (BHCA), LP, each through their investments in Hallmark Entertainment Investments Co.; VISN Management Corp., a for-profit subsidiary of the National Interfaith Cable Coalition; and The DIRECTV Group, Inc.

Forward-looking Statements

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company’s 10-K Report for the year ended December 31, 2005. Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

For additional information, please contact:

Mindy Tucker

IR Focus

914.725.8128

mindy@irfocusllc.com

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